Exhibit 5.1

Luse Gorman, PC
ATTORNEYS AT LAW
5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

June 13, 2017

The Board of Directors
Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201

Re:          Dime Community Bancshares, Inc.
4.50% Fixed-to-Floating Rate Subordinated Debentures Due 2027

Ladies and Gentleman:

We have acted as special counsel to Dime Community Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $115.0 million principal amount of 4.50% fixed-to-floating rate subordinated debentures due June 15, 2027 (the “Notes”), pursuant to the Indenture, dated as of June 13, 2017 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 13, 2017 (the “First Supplemental Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-207228) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated October 15, 2015, as supplemented by the prospectus supplement, dated June 8, 2017, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated June 8, 2017, by and among the Company, Dime Community Bank, and Sandler O’Neill + Partners, L.P., as representative of the several underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.  In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses, each dated June 8, 2017, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.  The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

We hereby consent to the references to our firm under the captions “Validity of Notes” in the prospectus supplement dated June 8, 2017 and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2017, which is incorporated by reference into the Registration Statement and the prospectus dated October 15, 2015, as supplemented by the prospectus supplement dated June 8, 2017.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC